                                                                   EXHIBIT 10.54

                                                     * Confidential Treatment
                                                       Requested under 17 C.F.R.
                                                       Sections 200.80(b)(4)
                                                       200.83 and 240.24b-2



Gregory M. Yulish
Executive Vice President, CFO
The Harvey Entertainment Company
1999 Avenue of the Stars
Suite 2050
Los Angeles, CA  90067


            Re:   AMENDMENT TO MERCHANDISING DEAL
                  -------------------------------


Dear Greg:

            The Harvey Entertainment Company ("Harvey"), through its predecessors Harvey Comics Entertainment, Inc., Harvey Comics, Inc. and HMH Communications, Inc. has granted to MCA, Inc. ("MCA") certain merchandising rights with respect to Harvey's Characters and Products featuring those Characters pursuant to a Memorandum of Distribution Agreement (the "Distribution Agreement") dated as of December 7, 1990, as amended by the letter agreement between Harvey Comics Entertainment, Inc. and MCA dated April 22, 1993 (which amendment has terminated and is of no force and effect), and an Animated Television Agreement (the "PSO Agreement") dated as of August 1, 1994. As you know, certain disputes have arisen between us over the scope of the parties' merchandising rights under the agreements referenced hereinabove. This letter will memorialize our agreement to amend certain of our respective rights and obligations under the above referenced agreements and will settle all existing disputes between the Universal Studios Consumer Products Group (formerly MCA/Universal Merchandising, Inc.) and Harvey.

            Each party hereby waives any claims against the other party with respect to disputes which have arisen in the past between the Universal Studios Consumer Products Group (formerly MCA/Universal Merchandising, Inc.) and Harvey, and hereby releases the other party and its affiliates, officers, directors, employees and agents, from such claims. Harvey hereby represents and warrants that it has full power and authority to waive such claims and release such parties on behalf of itself and its predecessors, Harvey Comics Entertainment, Inc., Harvey Comics, Inc. and HMH Communications, Inc. MCA and MCA/Universal Merchandising, Inc. hereby represent and warrant that they have full power and authority to waive such claims and release such parties on behalf of themselves. This letter is not intended to waive, release or otherwise affect any claims with respect to disputes which have arisen between Harvey and other divisions of MCA, including without limitation any claim by MCA that Harvey has failed to comply with the terms of the Distribution Agreement in connection with its agreement with Saban Entertainment and Saban International N.V. with respect to a "Casper" live action direct-to-video Product, and each party hereby reserves all of its respective rights with respect to such claims. Capitalized terms not otherwise defined herein shall have the meanings given


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Gregory M. Yulish
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to them in the Distribution Agreement.  The parties hereby agree as follows:

     1.   DEFINITIONS:

          a. MERCHANDISING: For the purposes of this agreement, Merchandising shall mean Exploitation through merchandising, including Promotional Tie-Ups as defined below, and publishing, and shall include without limitation, direct response Merchandising licensing and/or sales, Merchandising sales over the internet, and licensing interactive games and software, but shall exclude comic books in any format and filmed entertainment Products (including but not limited to videos).

          b. REVENUES FROM FILMED ENTERTAINMENT PRODUCTS: For purposes of clarification, MCA shall not be entitled under this agreement to share, in any form, revenues from any filmed entertainment Product (including without limitation video) sold in connection with a Promotional Tie-Up or other Merchandising activity for a Product which is not produced or released by MCA. Nor shall MCA be entitled under this agreement to share in any non-Merchandising revenues received by Harvey for any filmed entertainment Product not produced or released by MCA, including without limitation any direct-to-video not produced or released by MCA.

          c. CASPER CHARACTERS: For the purposes of this agreement, Casper Characters shall refer to Casper, the Ghostly Trio, Kat Harvey, Dr. Harvey, Spooky, Poil, Nightmare and all New MCA Elements.

          d. PROMOTIONAL TIE-UPS: As used herein, Promotional Tie-Ups shall refer to a type of advertising, marketing or Exploitation in which some product, service or commodity (in addition to the Product) is advertised, marketed or sold. Promotional Tie-Ups shall include promotions, premium items, commercial tie-ins and tie-ups and sponsorships.


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Gregory M. Yulish
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     2.   HARVEY'S MERCHANDISING RIGHTS FOR CHARACTERS OTHER THAN CASPER
          CHARACTERS:

          The parties hereby agree to terminate the provisions of Section V of the Distribution Agreement, and that Merchandising rights for (a) all Characters other than the Casper Characters, and for (b) all Products other than those Products featuring the Casper Characters, shall revert to Harvey. Harvey's Merchandising rights and obligations in the Casper Characters and Products featuring the Casper Characters are set forth in Paragraph 3 below. Harvey shall not be required to share any Merchandising revenues with MCA, except as provided in Paragraph 3 below which applies solely to the Casper Characters and Products featuring the Casper Characters. Nothing in this agreement shall modify the terms of that certain letter agreement dated as of August 1, 1996 with respect to Merchandising revenues for the "Baby Huey" character.

     2.a  MERCHANDISING RIGHTS FOR NEW CHARACTERS WHICH ARE NOT MCA NEW
          ELEMENTS:

          For purposes of clarification, all New Characters which are not New MCA Elements, even if such New Character is created for or first appears in a non-MCA produced Casper Product (such as a non-MCA produced Casper direct-to-video), are governed by the terms of this paragraph; i.e., Merchandising rights for such New Characters shall revert to Harvey, and Harvey shall not be required to share any Merchandising revenues for such New Characters with MCA. Thus, for example, if any New Characters are created in the first live action Casper direct-to-video currently being produced by Saban-Fox, all such characters shall be governed by paragraph 2, and shall not be considered Casper Characters as defined herein.

     3.   HARVEY'S MERCHANDISING RIGHTS FOR THE CASPER CHARACTERS AND PRODUCTS:

          Harvey shall, subject to the terms of this agreement, be the exclusive Merchandising licensing agent for the Casper Characters and Products featuring the Casper Characters except as provided in paragraph 5
          below. Harvey shall pay to MCA    *


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*  Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4)
   200.83 and 240.24b-2

Gregory M. Yulish
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    *




          o       *


          o       *




          o       *

          For purposes of this agreement, gross revenues received by Harvey shall mean (a) for Merchandising Exploitation by licensees, all amounts received by Harvey from such licensees, and (b) for Merchandising Exploitation by Harvey, an amount equal to 10% of the costs incurred by Harvey in connection with such Merchandising.

          For purposes of this paragraph, costs shall be defined as all out-of-pocket direct expenses paid by or on behalf of Harvey in good faith to third parties in connection with the exercise of Merchandising rights under this paragraph, including without limitation artwork and licensing kit development and reproduction costs, freight, travel and entertainment directly related to the Casper Characters, tradeshow expenses related to the Casper Characters and Products featuring the Casper Characters, and directly related promotional, marketing and advertising expenses. Costs shall also include overhead, which is defined as employees' salaries, occupancy costs, office supplies, equipment rental and corporate overhead.



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*  Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4)
   200.83 and 240.24b-2

Gregory M. Yulish
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          In addition to the deductions set forth above, Merchandising-related copyright and trademark expenses and litigation to protect or enforce Merchandising-related copyright or trademark rights in the Casper Characters or related to the specific Product featuring the Casper Characters shall be deducted from gross revenues prior to calculating the parties' shares of such revenues. Within 90 days after the execution of this agreement by both parties hereto, Harvey shall be responsible for handling all such matters, and shall use its best efforts to protect and enforce the Merchandising-related copyrights and trademarks in the Casper Characters and Products featuring the Casper Characters. MCA, however, shall provide reasonable cooperation and assistance to Harvey in protecting and enforcing the Merchandising-related copyrights and trademarks in the Casper Characters and Products featuring the Casper Characters. MCA shall cooperate and assist Harvey in transitioning any Merchandising-related copyright or trademark matters currently pending so that all such matters may be transferred, where deemed appropriate by both MCA and Harvey, to Harvey with a minimum of disruption.

     4.   PAYMENTS BY HARVEY:

          Harvey agrees to provide MCA with quarterly accounting statements with respect to amounts due to MCA under Paragraph 3 above. Such statements shall conform to the end of Harvey's corresponding accounting periods, shall be delivered within 90 days thereafter, and shall be accompanied with payment of the amount, if any, shown to be due. MCA shall have the right to audit Harvey's books of account, but only as they relate to the Exploitation of rights under Paragraph 3, not more frequently than once annually, by either (a) a national firm of certified public accountants of a stature equal to Price Waterhouse LLP or Deloitte and Touche, or (b) such other first-class reputable firm of certified public accountants as Harvey in its good faith discretion may approve. No audit may (i) go into transactions reported in any statement period rendered prior to the commencement of any earlier audit, or (ii) continue for longer than 45 consecutive business days. Harvey will use its good faith efforts to cooperate with MCA in the conduct of any audit. Each statement shall be deemed correct and conclusive and binding on MCA on the expiration of 12 months after it is given,

Gregory M. Yulish
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          and the inclusion in any statement of information or items which appeared in a previous statement shall not render any such information or terms contestable or recommence the running of such 12 month period with respect thereto; provided that if MCA delivers a written notice to Harvey objecting to any such statement or item within such 12 month period and if such notice specifies in detail the particular items to which MCA objects and the nature of MCA's objections thereto, then insofar as such particular items are concerned, such statements shall not be deemed correct or binding on MCA hereunder. Any objection to any statement given to MCA shall be deemed to have been waived unless an arbitration based thereon has been instituted by MCA against Harvey within 6 months following the expiration of such 12 month period. The arbitration pursuant to this provision shall be conducted in accordance with the Distribution Agreement, and shall be binding on and non-appealable by both parties.

          In addition, Harvey shall remit to MCA a projected Merchandise royalty report approximately thirty (30) days after the end of each quarter, and will request licensees to remit to MCA a copy of the Merchandise royalty report which relates to MCA only. Nothing contained in this Paragraph 4 shall affect the parties audit rights under any other agreement.

     5.   MCA MERCHANDISING RIGHTS FOR CASPER FEATURE NEW PICTURES:

          Notwithstanding the provisions of Paragraph 3 above, in connection with a Feature New Picture featuring a Casper Character (a "Casper Feature New Picture") initiated by MCA (or acquired by MCA, in connection with the exercise of its First Negotiation or First Negotiation/First Refusal Rights under the Distribution Agreement), MCA shall have the exclusive right to initiate and control the Merchandising Exploitation of the Casper Characters appearing in such Casper Feature New Picture, but only in connection with Merchandising related to or derived from such Casper Feature New Picture, during the Harvey Preclusion Period (as defined in paragraph 6 below) which has application to such Casper Feature New Picture. MCA shall be entitled to retain certain fees from the revenues from such Merchandising activities, and shall share the remaining

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Gregory M. Yulish
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          revenues with Harvey, subject to negotiation in good faith pursuant to the Distribution Agreement.

     6.   MERCHANDISING PRECLUSION FOR THE CASPER CHARACTERS:

          A.   HARVEY PRECLUSION:

               i.   HARVEY PRECLUSION PERIOD:

                    The Harvey Preclusion Period shall be the period commencing upon Harvey's receipt of written notice from MCA (the
                    "Preclusion Notice") that MCA intends in good faith to:    *
                    only be entitled to send a Preclusion Notice to Harvey if it has a good faith intent to release (or reissue) the Casper Feature New Picture and after a director and (if the Casper Feature New Picture is live action) two principal cast members for the Casper Feature New Picture have been made pay or play for such Casper Feature New Picture.



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*  Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4)
   200.83 and 240.24b-2

Gregory M. Yulish
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               ii.  SCOPE OF PRECLUSION:

                    Harvey (and its agents and licensees) shall be permitted to negotiate and enter into new Merchandising licenses, or renew or extend any existing Merchandising licenses (together, "New Licensee") for the Casper Characters featured in a Casper Feature New Picture during the Harvey Preclusion Period, provided however, that neither Harvey (nor its agents or licensees) will grant to any New Licensee the right to (a) release (and Harvey will not itself release) Merchandise featuring such Casper Characters into the marketplace; or (b) market or advertise (and Harvey will not itself market or advertise) such Merchandise, in each case during the Harvey Preclusion Period. If, however, at the time Harvey receives the Preclusion Notice, Harvey (or any of its licensees or agents) has already granted a Merchandising license to a licensee ("Existing Licensee") which license runs into the Harvey Preclusion Period, said Existing Licensee shall not be precluded from releasing Merchandise into the marketplace during the Harvey Preclusion Period, provided that Harvey shall use its best efforts to facilitate coordination between the Existing Licensees and MCA's marketing and Merchandising efforts in connection with the Casper Feature New Picture. For example, if an Existing Licensee wishes to release Casper Merchandise into the marketplace during the Harvey Preclusion Period, Harvey shall use its best efforts to coordinate such release so that it does not interfere with or undermine MCA's Merchandising efforts in connection with a Casper Feature New Picture. Each license with a New Licensee shall prohibit the New Licensee from releasing Merchandise into the marketplace during the Harvey Preclusion Period and require the New Licensee to indemnify Harvey with respect to any breach of the license, including any release of Merchandise into the marketplace during the Harvey Preclusion Period, and each license with an Existing Licensee shall require the Existing Licensee to coordinate with Harvey

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Gregory M. Yulish
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                    with respect to the Merchandising Exploitation of the Casper
                    Characters and the Exploitation of other Products. Harvey shall use its best efforts to ensure that each New Licensee and Existing Licensee complies with the terms of its Merchandising license.

                          a) Notwithstanding the foregoing, and except as provided in Paragraph c below, there shall be no Harvey Preclusion Period for Harvey's Merchandising Exploitation through Promotional Tie-Ups in connection with any filmed entertainment Product featuring the Casper Characters produced or licensed by Harvey (other than to MCA), including without limitation any direct-to-video, provided that this provision is not intended to affect MCA's exclusive rights with respect to filmed Products based on or featuring New MCA Elements.

                          b) There shall also be no Harvey Preclusion Period for the manufacturing and sale of Merchandise at any Harvey Family Entertainment Center. For purposes of this agreement, "Harvey Family Entertainment Center" shall mean an entertainment facility which does not constitute a theme park within the meaning of the Distribution Agreement, provided that Harvey's rights to Exploit a Character through a Harvey Family Entertainment Center shall remain subject to MCA's First Negotiation/First Refusal Rights under the Distribution Agreement, and provided further that this provision is not intended to extend the term of such rights.

                          c) Harvey shall be precluded from Merchandising through Promotional Tie-Ups with quick service restaurants (e.g., Burger King, Wendy's) for the
                              *



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*  Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4)
   200.83 and 240.24b-2

Gregory M. Yulish
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                          *    MCA will use its best efforts in good faith to
                          provide Harvey with written notice of the initial theatrical release (or reissue) date of a Casper Feature New Picture 18 months before the anticipated initial theatrical release (or reissue) date. Harvey agrees that it will not enter into any Promotional Tie-Up with any quick service restaurant more than 18 months in advance of the commencement thereof. In the event Harvey enters into a long-term (i.e., more than 3 years) Promotional Tie-Up agreement with any quick service restaurant, then Harvey may continue to honor said Promotional Tie-Up agreement and the Fast Food Preclusion Period shall not apply to that agreement. However, if such event occurs, MCA shall have the exclusive right to license Promotional Tie-Ups to packaged foods (e.g., Kelloggs) during the Fast Food Preclusion Period.

              iii. The Fast Food Preclusion Period is not applicable in any way to the first Harvey live-action "Casper" direct-to-video, which distribution and marketing rights Harvey does not control.




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*  Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4)
   200.83 and 240.24b-2

Gregory M. Yulish
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               iv.   The parties each recognize the significant value of the
                     "Casper" rights Harvey and MCA both possess. More specifically, MCA recognizes that the "Casper" direct-to-video rights are tremendously valuable to Harvey and Harvey recognizes that the "Casper" theatrical motion picture rights are tremendously valuable to MCA. In an effort to aid each other in maximizing the value of the other party's respective rights in "Casper", the parties agree to use their best efforts to coordinate and maximize each other's revenues. For example, if Harvey enters into a Promotional Tie-Up with Pepsi for a Casper direct-to-video and MCA wishes to enter into a Promotional Tie-Up with Burger King for a Casper Feature New Picture (which has an exclusive deal with Coke), Harvey will coordinate with MCA and use its best efforts to avoid any conflict with MCA's marketing plan for the "Casper" Feature New Picture and MCA will do the same for Harvey. If, notwithstanding such coordination and best efforts, a Promotional Tie-Up by one party conflicts with the Promotional Tie-Up by the other party, the party which has first entered into its Promotional Tie-Up agreement shall prevail. In the event of a dispute with respect to such conflict, the parties agree to submit the matter to binding arbitration consistent with the arbitration provisions of the Stock Purchase Agreement, except that the parties shall use their best efforts to expedite such arbitration as to the issue of which Promotional Tie-Up agreement was entered into first, and whether there is an actual conflict between the parties' Promotional Tie-Ups.

          B.   MCA PRECLUSION:

               MCA shall be precluded from entering into or requesting Harvey to enter into any Promotional Tie-Up for any Casper Character which operates during the months of September, October and November in any calendar year when Harvey or any licensee of Harvey releases a filmed entertainment Product featuring such Casper Character (the "MCA


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               Preclusion Period"), provided that Harvey has given MCA advanced written notice of such release by July 31 of such calendar year, and provided further that this provision is not intended to affect MCA's exclusive rights with respect to filmed Products based on or featuring New MCA Elements (with the Merchandising rights to such Products being subject to this agreement). However, an MCA Preclusion Period shall not apply during a Fast Food Preclusion Period.

     7.   PAYMENT OF ADVANCE TO HARVEY:

          MCA shall pay to Harvey, upon commencement of each 12 month period of the Harvey Preclusion Period, an advance against the Merchandising revenues payable by MCA under paragraph 5 above equal to the greater
          of (a)     *

     8.   HARVEY OVERHEAD RECOUPMENT:

          Upon commencement of a Harvey Preclusion Period and continuing throughout the term of such Harvey Preclusion Period, Harvey shall be entitled to deduct from the gross revenues it receives from Merchandising the Casper Characters 50% of that portion of Harvey's overhead directly related to Merchandising the Casper Characters featured in the Casper Feature New Picture




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*  Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4)
   200.83 and 240.24b-2

Gregory M. Yulish
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          related to such Harvey Preclusion Period (and no other Characters), which shall be computed as follows:

          Total Merchandising revenues for the Casper Characters featured in the Casper Feature New Picture related to the Harvey Preclusion Period for the 12-month period immediately preceding the commencement of the Harvey Preclusion Period, excluding (a) any revenues received by Harvey from MCA theme parks or in connection with any Harvey Family Entertainment Center, and (b) any payment made by MCA hereunder ("Casper Base Year Revenues"), divided by the total Harvey Merchandising revenues for such 12-month period ("Harvey Base Year Revenues"), times Harvey's overhead costs associated with Merchandising (calculated in accordance with generally accepted accounting principles) for such 12-month period. For example, if Harvey Base Year Revenues were $3,000,000, and Casper Base Year Revenues were $1,000,000 of the total, and Harvey's overhead costs for such period associated with the Merchandising were $600,000, then Harvey would be entitled to recoup, before MCA's or Harvey's participation, $8,333 for each month that the Harvey Preclusion Period is in effect, provided that in no event shall the amount of Merchandising revenues payable to MCA pursuant to Paragraph 3 after deducting such overhead costs be less than zero.

     9.   MCA THEME PARK RIGHTS:

          Notwithstanding the provisions of Paragraphs 2 and 3 of this Agreement, MCA shall continue to have all existing rights set forth in the Distribution Agreement with respect to the Exploitation of Characters and Products in theme parks, including without limitation the right to conduct Merchandising activities in its theme parks under the terms of existing agreements between the parties. Harvey will act as the agent for MCA and agrees to continue to instruct licensees under licenses assumed by Harvey pursuant to this agreement to charge MCA only the amount of royalties currently paid by MCA under existing MCA Merchandising licenses for Merchandise sold in MCA's theme parks, so long as MCA theme parks continue to remit royalty payments to Harvey, which payments shall not be included in MCA's Merchandising revenues.



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     10.  RIGHTS GRANTED TO FOX CHILDREN'S NETWORK:

          Nothing contained in this Agreement shall modify any rights previously granted to Fox Children's Network, Inc. ("Fox") pursuant to that certain letter agreement between Fox and MCA dated as of October 26, 1994.

     11.  MCA APPROVAL RIGHTS RELATING TO CASPER CHARACTERS:

          MCA shall have the right during the term of this agreement (Paragraph 14 hereunder) to approve Harvey's choice of agents, and Harvey's business decisions in connection with Harvey's (or any agent's) grant of Merchandising licenses to third parties for (a) the Casper character in all media, and (b) the Casper Characters in all media produced or released by MCA, and any direct-to-video (live action or animation) whether or not produced by MCA (e.g., initial deal approval, the duration and other terms of any license or commitment in connection therewith), provided, however, that MCA understands that with respect to approvals related to Promotional Tie-Up rights for the first live-action Casper direct-to-video produced by Saban-Fox, in the event of a disagreement Harvey's decision shall be final. MCA shall have mutual approval over Products and style guides with respect to Merchandising for the Casper Characters and Products featuring the Casper Characters by Harvey or its licensees, provided, however, that in the event of a disagreement, Harvey's decision shall be final. Harvey shall, regardless of whether MCA has approval rights for a license under this paragraph, use its best efforts to ensure that all of its licensees maintain the integrity of the Casper Characters and produce high-quality Products so as not to diminish the value of the Casper Characters.

          MCA shall not unreasonably withhold any of its approvals granted hereunder and shall use its best efforts to respond in writing to Harvey within 5 business days of Harvey's initial request. In the event Harvey reasonably requests MCA's expedited approval, MCA shall use its best efforts to respond to Harvey within 3 business days. If MCA fails to respond within the allotted time periods set forth herein, MCA will be deemed to have approved of Harvey's request. Harvey's request for approval of any Merchandising license shall be accompanied by a deal memorandum in


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Gregory M. Yulish
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          the form attached as Exhibit 1. For purposes of this paragraph, approval of a license will not be deemed unreasonably withheld if the terms of the license are inconsistent with industry standards.

          Harvey shall have the right to approve of comparable matters with respect to MCA's Merchandising Exploitation under Paragraph 5, which approval rights shall be governed by the terms of this paragraph, except that Harvey shall in all cases have final approval over Products and style guides.

     12.  ASSUMPTION OF EXISTING MERCHANDISING LICENSE AGREEMENTS:

          MCA hereby assigns to Harvey, and Harvey assumes and agrees to perform, MCA's product review and approval obligations under all of MCA existing Merchandising licensing agreements for the Casper Characters.

     13.  HARVEY'S MERCHANDISING EFFORTS:

          Within 90 days following execution hereof, Harvey agrees to hire and maintain during the term of this agreement, at least four additional employees to handle merchandising of Characters and Products, and to use throughout the term of this agreement its best efforts in the exploitation of rights under Paragraph 3 above to maximize quality, exposure and revenues.

     14.  TERM; OTHER AGREEMENTS:

          This agreement shall become effective as of the date hereof, and MCA's Merchandising financial participation under Paragraph 3 and this agreement shall expire on the earlier of (a) two and one-half years after the completion of the last television motion picture produced under the PSO Agreement, or (b) December 7, 2000. Except as specifically set forth in this agreement, nothing contained herein is intended to affect the parties' respective rights and obligations under the Distribution Agreement, as amended by the April 22, 1993 letter agreement between Harvey and MCA (which amendment has terminated and is of no force and effect), the PSO Agreement, and all other agreements between the parties, and each party hereby reserves all of its rights under such agreements other than as specifically modified by this agreement. Paragraphs 1,


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Gregory M. Yulish
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          3, 4, 5, 6, 7, 8, 14, 16, 18, and 19 shall survive expiration of this agreement, but shall be effective after such expiration only so long as MCA (or any of its direct or indirect transferees, assignees or successors in interest) retains Casper motion picture rights. In addition, Paragraphs 9 and 10 shall survive termination of this Agreement, provided that the foregoing shall not extend the terms of the agreements described in those paragraphs.

     15.  INTERACTIVE BONUS:

              *

     16.  REPRESENTATION BY COUNSEL:

          Each party hereto has been represented or has had the opportunity to be represented by counsel of its own selection, and has reviewed this agreement with such counsel and has had the terms of this agreement explained by its counsel to the extent that the party believed necessary.

     17.  PUBLIC ANNOUNCEMENT:

          Within 10 days of execution by both parties to this agreement, the parties will cooperate in notifying each current Casper Merchandising licensee of the change of the exclusive Merchandising agent for the Characters, and shall cooperate in issuing a press release regarding the same.

     18. MCA AND HARVEY PROMOTIONAL RIGHTS: Notwithstanding the provisions of Paragraph 3 and subject to the terms of this agreement, MCA shall continue to have the right to advertise, market, exploit and publicize all Products released by MCA, including the right to conduct Promotional Tie-Ups for such Products. Subject to the terms of this agreement, Harvey shall continue to have the right to advertise, market, exploit and publicize all Products released by Harvey, including the right to conduct Promotional Tie-Ups for such Products.

     19. RIGHTS UPON BREACH: No material or non-material breach of this agreement by Harvey shall affect Harvey's rights under Paragraph 2 of this Agreement. All




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*  Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4)
   200.83 and 240.24b-2

Gregory M. Yulish
Page 17



          disputes hereunder between the parties shall be submitted to binding arbitration consistent with the arbitration provisions of the Stock Purchase Agreement.

Please acknowledge your acceptance of the foregoing agreement by countersigning a copy of this letter below. This letter shall be of no force and effect unless you have countersigned a copy and returned it to me by October 29, 1996.


                                   Sincerely,



                                   MCA, Inc.


Accepted and Agreed to:

The Harvey Entertainment Company



By:
   ------------------------------

Date:  October 29, 1996

MCA/Universal Merchandising, Inc.


By:
   ------------------------------

Date:  October 29, 1996

Gregory M. Yulish
Page 18




                                    EXHIBIT 1

                             FORM OF DEAL MEMORANDUM